Exhibit 10.2

COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

This is the Compensation Plan (the “Plan”) for Non-Employee Directors (each a “Non-Employee Director”) of Nektar Therapeutics (the “Company”). This Plan is effective immediately following the Annual Meeting of the Stockholders to be held on June 1, 2006. The terms and conditions of the Plan are described below:

•	An annual retainer of $25,000 for serving on the Board of Directors, payable in equal quarterly installments;

•	An annual retainer of $7,500 for serving on the Company’s Audit Committee, payable in equal quarterly installments;

•	An annual retainer of $5,000 for serving on a any other committee of the Board, payable in equal quarterly installments;

•	An annual retainer of $7,500 for serving as the Chair of the Company’s Audit Committee, payable in equal quarterly installments;

•	An annual retainer of $5,000 for serving as Chair of any other committee established by the Board of Directors, payable in equal quarterly installments;

•	If a Non-Employee Director attends more than four (4) regularly scheduled board meetings and four (4) telephonic board meetings, such Non-Employee Director shall receive an additional $1,000 per telephonic meeting and $2,000 for attending a board meeting in person;

•	If a Non-Employee Director attends more than four (4) regularly scheduled committee meetings and four (4) telephonic committee meetings, such Non-Employee Director shall receive an additional $500 per telephonic meeting and $1,000 for attending a committee meeting in person;

•	Each Non-Employee Director shall be reimbursed for customary expenses for attending Board of Director, committee and stockholder meetings;

•

In September of each year, each Non-Employee Director shall receive equity compensation composed of (i) fifty percent (50%) stock options at an exercise price equal to the closing price of the Company’s common stock as reported by the Nasdaq National Market on the grant date and (ii) fifty percent (50%) restricted stock unit awards, each under the Company’s 2000 Equity Incentive Plan. This annual equity compensation award will be based on the approximate aggregate value of the median equity compensation for non-employee directors of comparable companies as determined annually by the Board of Directors in consultation with its professional advisors. For purposes of the foregoing, the value of stock options will be determined based on the Black-Scholes valuation methodology and the value of restricted stock units will be based on the value of the Company’s common stock on the grant date; and

•	Non-Employee Directors are also eligible for discretionary grants of options or restricted stock units under the Company’s 2000 Equity Incentive Plan. All Non-Employee Directors recognize and acknowledge that they are not entitled to any future grants pursuant to the Company’s 1997 Non-Employee Director Stock Option Plan.

Options granted to a Non-Employee Director for their service on the Board of Directors shall vest monthly over a period of one year. Restricted stock unit awards granted to a Non-Employee Director shall vest monthly over a period of one year. The exercise price of options granted to a Director shall be equal to 100% of the fair market value of the Company’s common stock on the grant date. The term of options granted to a Non-Employee Director is eight years. In the event of a change of control, the vesting of each option or restricted stock unit award shall accelerate in full as of the closing of such transaction.

2